Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

Email: InvestorRelations@Oncor.com

ONCOR REPORTS SECOND QUARTER 2026 RESULTS

DALLAS (August 6, 2026) — Oncor Electric Delivery Company LLC (“Oncor”) today reported net income of $428 million for the three months ended June 30, 2026, compared to net income of $259 million in the three months ended June 30, 2025. The increase in net income of $169 million was driven by overall higher revenues primarily attributable to revenues recognized in connection with the surcharge filed pursuant to our comprehensive base rate review, an increase in other regulated revenues recognized related to the Unified Tracker Mechanism (“UTM”) and the System Resiliency Plan (“SRP”), higher revenues due to new base rates that went into effect on June 1, 2026, updated interim rates to reflect increases in invested capital, and customer growth. Financial and operational results are provided in Tables A, B, C, D, and E below.

“Economic growth cannot occur without responsible infrastructure investment, and nowhere is that more evident than in Texas today,” said Oncor CEO Allen Nye. “State leaders have recently asked whether all stakeholders’ concerns and the reliability of the grid are being properly considered during this period of unprecedented growth. We share the concerns of ensuring a well-balanced process that meets the needs of both reliability and Texas stakeholders. We look forward to building the infrastructure the state needs to benefit all Texans. Also, as ERCOT set new peak demand records this summer, I want to thank our employees and contractors for all their work in the summer heat to maintain the reliability of the grid and serve our customers.”

Oncor also reported net income of $640 million for the six months ended June 30, 2026, compared to net income of $440 million in the six months ended June 30, 2025. The increase in net income of $200 million was driven by overall higher revenues primarily attributable to an increase in other regulated revenues recognized related to the UTM and the SRP, revenues recognized in connection with the surcharge filed pursuant to our comprehensive base rate review, higher revenues due to new base rates that went into effect on June 1, 2026, updated interim rates to reflect increases in invested capital, and customer growth.

Operational Highlights

In the second quarter of 2026, Oncor built, rebuilt, or upgraded more than 900 circuit miles of transmission and distribution lines and increased its premise count by approximately 16,200, reflecting ongoing population and business growth in Texas. Active transmission point-of-interconnection (“POI”) requests increased 15% year over year. As of August 1, 2026, Oncor held approximately $5.9 billion in customer collateral for active generation and Large Commercial and Industrial (“LC&I”) transmission POI requests. This collateral is intended to reduce the risk of rate payers bearing costs for projects that are cancelled after Oncor has expended funds toward building the infrastructure.

As of June 30, 2026, Oncor had 552 active generation POI requests in queue, composed of approximately 46% storage, 39% solar, 8% wind, and 7% gas. In addition, Oncor’s active transmission LC&I interconnection queue included 737 requests at the end of the second quarter of 2026. Those requests included approximately 282 gigawatts from data centers and over 16 gigawatts of load from various other industrial sectors, demonstrating broad-based industrial growth within Oncor’s service territory.

During the second quarter of 2026, Oncor continued to execute on projects designed to meet increasing system reliability needs and sustained customer growth. Among other projects, in June, Oncor placed in service its portion of a new 165-mile double-circuit 345 kV transmission line known as the Delaware Basin Stage 2 Project, the first in a series of upgrades needed to resolve urgent electricity import constraints into far west Texas.

In June, the Electric Reliability Council of Texas, Inc. (“ERCOT”) endorsed several new transmission projects serving the southern Dallas–Fort Worth area and the I-35 corridor. Together with a series of other high voltage upgrades in the southern Dallas-Fort Worth area endorsed by ERCOT in April, these projects are expected to improve customer-serving capacity across Central and North Texas while providing improved reliability benefits to all customers. All together, these projects are expected to require investment of over $7 billion with expected construction windows between 2026 and 2034. Oncor has responsibility to construct the vast majority of these projects, subject to regulatory approvals where needed.

To address accelerating demand, the ERCOT board of directors and the Public Utility Commission of Texas (“PUCT”) approved a system-wide approach to sequence large-load interconnection requests, the first stage of which is known as the Batch Zero process. While the timeline for Batch Zero remains to be determined, approximately 44 gigawatts of large-load requests are expected to be eligible as base or studied load to be connected to Oncor’s transmission system, consisting of approximately 27 gigawatts of base load and approximately 17 gigawatts of studied load. The approximately 44 gigawatts also include approximately 8 gigawatts of existing interconnected large load that is ramping up to its authorized capacity. The projects reflect significant customer commitment through financial security, site control, and other ERCOT qualification requirements, reinforcing the substantial demand for infrastructure investment across Oncor’s service territory. Oncor holds approximately $2 billion of large load customer collateral related to the Batch Zero projects, which is part of the approximately $5.9 billion of customer collateral mentioned above.

Regulatory Update

On August 1, 2026, Oncor implemented a temporary surcharge in accordance with its recently completed comprehensive base rate review to recover the difference between Oncor’s rates in effect from January 1, 2026 to June 1, 2026, and the new rates approved by the PUCT in the base rate review, which became effective on June 1, 2026. The surcharge reflects approximately $212 million of deferred revenues to be recovered in rates through the end of the year, $181 million of which were recognized during the second quarter of 2026 in accordance with generally accepted accounting principles. The surcharge will result in an average monthly increase of approximately $3.63 over current rates for a residential customer using 1,000 kWh of electricity per month.

Liquidity Update

As of August 5, 2026, Oncor’s available liquidity totaled approximately $3.6 billion, consisting of cash on hand and available borrowing capacity under its credit facilities, commercial paper program, and accounts receivable facility. Oncor anticipates these resources, combined with projected cash flows from operations and future financing activities, will be sufficient to meet capital expenditures, maturities of long-term debt, and other operational needs for at least the next twelve months.

Sempra Internet Broadcast Today

Sempra (NYSE: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of second quarter 2026 results and other information relating to Oncor. Oncor executives will also participate in the broadcast. Access to the broadcast is available by logging onto the Investors section of Sempra’s website, sempra.com/investors. Prior to the conference call, an accompanying slide presentation will be posted on sempra.com/investors. For those unable to participate during the live webcast, a replay will be available a few hours after its conclusion at sempra.com/investors.

Quarterly Report on Form 10-Q

Oncor’s Quarterly Report on Form 10-Q for the period ended June 30, 2026 will be filed with the U.S. Securities and Exchange Commission after Sempra’s conference call and once filed, will be available on Oncor’s website, oncor.com.

About Oncor

Headquartered in Dallas, Oncor is a regulated electricity transmission and distribution business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest transmission and distribution system in Texas, delivering electricity to more than 4.1 million homes and businesses and operating more than 145,000 circuit miles of transmission and distribution lines in

Texas. While Oncor is owned by two investors (indirect majority owner, Sempra, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2026	2025	2026	2025

	(U.S. dollars in millions)
Operating revenues	$2,062	$1,654	$3,786	$3,202

Operating expenses:
Wholesale transmission service	390	367	771	720
Operation and maintenance	455	368	858	738
Depreciation and amortization	352	290	680	577
Provision in lieu of income taxes	93	55	139	94
Taxes other than amounts related to income taxes	154	142	314	289

Total operating expenses	1,444	1,222	2,762	2,418

Operating income	618	432	1,024	784
Other (income) and deductions – net	(47)	(19)	(80)	(32)
Non-operating provision (benefit) in lieu of income taxes	1	-	1	(1)
Interest expense and related charges	236	192	463	377

Net income	$428	$259	$640	$440

Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows (Unaudited)

	Six Months Ended June 30,

	2026	2025

	(U.S. dollars in millions)
Cash flows – operating activities:
Net income	$640	$440
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	793	659
Provision in lieu of deferred income taxes – net	122	77
Changes in operating assets and liabilities:
Accounts receivable	(201)	(48)
Surcharge receivable	(197)	-
Inventories	(191)	(79)
Accounts payable – trade	112	24
Regulatory assets – recoverable SRP	(105)	(70)
Regulatory assets – recoverable UTM	(171)	(19)
Regulatory assets – self-insurance reserve costs incurred	(86)	(146)
Regulatory under/over recoveries – net	18	6
Customer deposits	118	33
Pension and OPEB Plans	(31)	(132)
Accrued interest	-	24
Other – assets	(103)	(102)
Other – liabilities	(66)	(73)

Cash provided by operating activities	652	594

Cash flows – financing activities:
Issuances of senior secured notes	2,130	3,105
Repayments of senior secured notes	(238)	(350)
Issuances of junior subordinated unsecured notes	986	-
Borrowings under term loan credit agreement	475	-
Repayments under term loan credit agreement	(775)	-
Borrowings under AR Facility	150	510
Repayments under AR Facility	(475)	(510)
Payment for senior secured notes extinguishment	-	(441)
Net change in short-term borrowings	-	(594)
Capital contributions from members	1,851	1,210
Distributions to members	(572)	(354)
Debt discount, premium, financing and reacquisition costs – net	(29)	(38)

Cash provided by financing activities	3,503	2,538

Cash flows – investing activities:
Capital expenditures	(4,150)	(2,821)
Sales and use tax audit settlement refund	17	-
Other – net	42	22

Cash used in investing activities	(4,091)	(2,799)

Net change in cash, cash equivalents and restricted cash	64	333
Cash, cash equivalents and restricted cash – beginning balance	719	262

Cash, cash equivalents and restricted cash – ending balance	$783	$595

Oncor Electric Delivery Company LLC

Table C – Condensed Consolidated Balance Sheets (Unaudited)

	At June 30,	At December 31,
	2026	2025

	(U.S. dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$24	$87
Restricted cash, current	8	11
Accounts receivable – net	1,463	1,048
Amounts receivable from members related to income taxes	5	48
Materials and supplies inventories – at average cost	882	690
Prepayments and other current assets	188	140

Total current assets	2,570	2,024
Restricted cash, noncurrent	751	621
Investments and other property	219	203
Property, plant and equipment – net	41,240	37,834
Goodwill	4,740	4,740
Regulatory assets	2,293	2,049
Right-of-use operating lease assets	298	265
Other noncurrent assets	64	59

Total assets	$52,175	$47,795

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Accounts payable – trade	$1,429	$1,332
Amounts payable to members related to income taxes	19	31
Accrued taxes other than amounts related to income	198	296
Accrued interest	216	216
Long-term debt, current	5	-
Operating lease and other current liabilities	375	409

Total current liabilities	2,242	2,284
Long-term debt, noncurrent	21,188	19,043
Liability in lieu of deferred income taxes	3,020	2,841
Regulatory liabilities	3,006	3,034
Employee benefit plan obligations	1,246	1,275
Operating lease obligations	266	239
Other noncurrent obligations	877	711

Total liabilities	31,845	29,427

Commitments and contingencies
Membership interests:
Capital account – number of units outstanding at June 30, 2026 and December 31, 2025 – 635,000,000	20,515	18,596
Accumulated other comprehensive loss	(185)	(228)

Total membership interests	20,330	18,368

Total liabilities and membership interests	$52,175	$47,795

Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Mixed Measures

	Twelve Months Ended June 30,		%

	2026	2025	Change
Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (non-storm)	81.0	79.4	2.0
System Average Interruption Frequency Index (SAIFI) (non-storm)	1.2	1.1	9.1
Customer Average Interruption Duration Index (CAIDI) (non-storm)	68.0	70.9	(4.1)

Electricity points of delivery (end of period and in thousands):
Electricity distribution points of delivery (based on number of active meters)	4,141	4,084	1.4

	Three Months Ended June 30,		Increase	Six Months Ended June 30,		Increase

	2026	2025	(Decrease)	2026	2025	(Decrease)
Residential system weighted weather data (b):
Cooling degree days	617	570	47	690	598	92
Heating degree days	5	17	(12)	360	589	(229)

	Three Months Ended June 30,		%	Six Months Ended June 30,		%

	2026	2025	Change	2026	2025	Change
Operating statistics:
Electric energy volumes (gigawatt-hours)
Residential	11,541	11,280	2.3	21,627	22,533	(4.0)
Commercial, industrial, small business and other	33,054	30,946	6.8	63,157	58,699	7.6

Total electric energy volumes	44,595	42,226	5.6	84,784	81,232	4.4

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a twelve-month period. SAIFI is the average number of electric service interruptions per consumer in a twelve-month period. CAIDI is the average duration in minutes per electric service interruption in a twelve-month period. In each case, our non-storm reliability performance reflects electric service interruptions of one minute or more per customer. Each of these results excludes outages during significant storm events.

(b)

Degree days are measures of how warm or cold it is throughout our service territory. A degree day compares the average of the hourly outdoor temperatures during each day to a 65° Fahrenheit standard temperature. The more extreme the outside temperature, the higher the number of degree days. A high number of degree days generally results in higher levels of energy use for space cooling or heating.

Oncor Electric Delivery Company LLC

Table E – Operating Revenues

	Three Months Ended June 30,		$	Six Months Ended June 30,		$

	2026	2025	Change	2026	2025	Change
	(U.S. dollars in millions)
Operating revenues
Revenues contributing to earnings:
Revenues from contracts with customers
Distribution base revenues
Residential (a)(b)	$507	$387	$120	$860	$762	$98
LC&I (a)(c)	451	335	116	795	667	128
Other (a)(d)	45	32	13	76	62	14

Total distribution base revenues (e)	1,003	754	249	1,731	1,491	240

Transmission base revenues (TCOS revenues)
Third-party wholesale customers (a)	310	280	30	590	533	57
REPs serving Oncor distribution customers, through TCRF	157	155	2	311	295	16

Total TCOS revenues	467	435	32	901	828	73

Other miscellaneous revenues	28	25	3	50	48	2

Total revenues from contracts with customers	1,498	1,214	284	2,682	2,367	315

Other regulated revenues
SRP revenues (f)	56	43	13	107	70	37
UTM revenues (g)	102	19	83	200	19	181

Total other regulated revenues	158	62	96	307	89	218

Total revenues contributing to earnings	1,656	1,276	380	2,989	2,456	533

Revenues collected for pass-through expenses:
TCRF – third-party wholesale transmission service	390	367	23	771	720	51
EECRF and other revenues	16	11	5	26	26	-

Total revenues collected for pass-through expenses	406	378	28	797	746	51

Total operating revenues	$2,062	$1,654	$408	$3,786	$3,202	$584

(a)	Includes unbilled revenues recognized in the second quarter of 2026 as a result of the surcharge relating to our comprehensive base rate review.
(b)

Distribution base revenues from residential customers are generally based on actual monthly consumption (kWh). On a weather-normalized basis, distribution base revenues from residential customers increased 35.4% in the three months ended June 30, 2026 as compared to the three months ended June 30, 2025 and increased 20.6% in the six months ended June 30, 2026 compared to the six months ended June 30, 2025.

(c)

Depending on size and annual load factor, distribution base revenues from LC&I customers are generally based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior 11 months.

(d)

Includes distribution base revenues from small business customers whose billing is generally based on actual monthly consumption (kWh), lighting sites and other miscellaneous distribution base revenues.

(e)

The 33.0% increase in distribution base revenues in the three months ended June 30, 2026 as compared to the three months ended June 30, 2025 (32.4% increase on a weather-normalized basis) was primarily due to the distribution component of revenues recognized in connection with the surcharge filed pursuant to our comprehensive base rate review, the distribution component in new base rates implemented June 1, 2026, updated interim DCRF rates implemented to reflect increases in invested capital, customer growth, and higher consumption, primarily attributable to warmer weather. The 16.1% increase in distribution base revenues in the six months ended June 30, 2026 as compared to the six months ended June 30, 2025 (18.7% increase on a weather-normalized basis) was primarily due to the distribution component of revenues recognized in connection with the surcharge filed pursuant to our comprehensive base rate review, the distribution component in new base rates implemented June 1, 2026, updated interim DCRF rates implemented to reflect increases in invested capital, and customer growth, partially offset by lower customer consumption, primarily attributable to milder weather in the first quarter of 2026.

(f)

Includes revenues recognized for recoverable costs associated with distribution-related SRP, including operation and maintenance expense, depreciation expense, debt carrying costs on unrecovered balances and related taxes.

(g)

Includes revenues recognized for recoverable costs associated with UTM eligible transmission and distribution capital investments, including depreciation expense, debt carrying costs on unrecovered balances and related taxes.

Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, that are included in this news release, as well as statements made in presentations, in response to questions or otherwise, that address activities, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of Oncor’s business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “expects,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “forecast,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although Oncor believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves risks, uncertainties and assumptions. Factors that could cause Oncor’s actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders, and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; ERCOT protocols, rules, policies, regulations, guidelines, directives, processes, endorsements, approvals, restrictions, and orders applicable to Oncor’s business, including relating to transmission or distribution projects and any changes to expected projects; weather conditions and other natural phenomena, including severe weather events, natural disasters or wildfires; cyber-attacks on Oncor or Oncor’s third-party vendors; changes in expected ERCOT and service territory growth; changes in, or cancellations of, anticipated projects, including customer requested interconnection projects; physical attacks on Oncor’s system, acts of sabotage, wars, terrorist activities, wildfires, fires, explosions, natural disasters, hazards customary to the industry, or other emergency events; Oncor’s ability to obtain adequate insurance on reasonable terms and the possibility that it may not have adequate insurance to cover all losses incurred by Oncor or third-party liabilities; adverse actions by credit rating agencies; health epidemics and pandemics, including their impact on Oncor’s business and the economy in general; interrupted or degraded service on key technology platforms, facilities failures, or equipment interruptions; economic conditions, including the impact of a recessionary environment, inflation, foreign policy, industrial strain, and global trade restrictions; supply chain disruptions, including as a result of tariffs, war, volatile commodity prices, manufacturing and shipping shortages, global trade disruptions, competition for goods and services, and service provider availability; unanticipated changes in electricity demand in ERCOT or Oncor’s service territory; ERCOT grid needs and ERCOT market conditions, including insufficient electricity generation within the ERCOT market or disruptions at power generation facilities that supply power within the ERCOT market; changes in business strategy, development plans or vendor relationships; changes in interest rates, foreign currency exchange rates, or rates of inflation; significant changes in operating expenses, liquidity needs and/or capital expenditures; inability of various counterparties to meet their financial and other obligations to Oncor, including failure of counterparties to timely perform under agreements; general industry and ERCOT trends; significant decreases in demand or consumption of electricity delivered by Oncor, including as a result of increased consumer use of third-party distributed energy resources or other technologies; changes in technology used by and services offered by Oncor; changes in employee and contractor labor availability and cost; significant changes in Oncor’s relationship with its employees, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and other postretirement employee benefits, and future funding requirements related thereto; significant changes in accounting policies or critical accounting estimates material to Oncor; commercial bank and financial market conditions, macroeconomic conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds and the potential impact of any disruptions in U.S. or foreign capital and credit markets; financial market volatility and the impact of volatile financial markets on investments, including investments held by Oncor’s pension and other postretirement employee benefit plans; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; Oncor’s adoption and deployment of artificial intelligence; financial and other restrictions under Oncor’s debt agreements; Oncor’s ability to generate sufficient cash flow to make interest payments on its debt instruments; and Oncor’s ability to effectively execute its operational and financing strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and, except as may be required by law, Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of them; nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

The information contained on, or that can be accessed through, any website referenced in this news release, is not, and shall not be deemed to be, part of this document.